Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 21, 2025, relating to the financial statements and financial highlights of Eaton Vance New York Municipal Opportunities Fund, one of the funds constituting Eaton Vance Investment Trust (the “Trust”), appearing in Form N-CSR of the Trust for the year ended March 31, 2025, and to the references to us under the headings “Financial Highlights”, “Appendix A - Financial Statements” and “Appendix C - Acquired Fund and Acquiring Fund Service Providers” in the Information Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 16, 2025